Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	February 2, 2020	October 31, 2019	January 27, 2019

Revenue	$159,736	$156,257	$124,712

Cost of goods sold	125,134	118,098	98,610

Gross profit	34,602	38,159	26,102

Operating Expenses:

Selling, general and administrative	14,219	12,140	13,792

Research and development	4,080	4,543	4,263

Total Operating Expenses	18,299	16,683	18,055

Operating income	16,303	21,476	8,047

Other income (expense), net	3,697	(6,111)	1,108

Income before income taxes	20,000	15,365	9,155

Income tax provision	9,072	2,327	1,387

Net income	10,928	13,038	7,768

Net income attributable to noncontrolling interests	628	3,338	2,501

Net income attributable to Photronics, Inc. shareholders	$10,300	$9,700	$5,267

Earnings per share:

Basic	$0.16	$0.15	$0.08

Diluted	$0.16	$0.15	$0.08

Weighted-average number of common shares outstanding:

Basic	65,554	66,230	66,583

Diluted	66,449	66,862	67,047